                                                                   EXHIBIT 10.10





                   G A S   P U R C H A S E   C O N T R A C T



                                    Between



                            CONSUMERS POWER COMPANY



                                    As Buyer



                                    - and -



                     NORTHERN MICHIGAN EXPLORATION COMPANY



                                   As Seller





                            Dated:  November 2, 1978





* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                               TABLE OF CONTENTS
                               -----------------
ARTICLE                                                               PAGE
-------                                                               ----
    I                       Definitions                                  2

   II                       Initial Procedure                            4

  III                       Commitment of Gas                            5

   IV                       Determination of Reserves                    6

    V                       Reservations                                 9

   VI                       Quantity                                    11

  VII                       Price                                       15

 VIII                       Billing and Payment                         18

   IX                       Delivery Point or Points                    19

    X                       Term                                        20

   XI                       Quality of Gas                              20

  XII                       Delivery Pressure                           23

 XIII                       Measurements and Tests                      23

  XIV                       Force Majeure                               28

   XV                       Laws, Orders, Rules and Regulations         29

  XVI                       Taxes                                       29

 XVII                       Assignment                                  30

XVIII                       Notices                                     31

  XIX                       General                                     31

   XX                       Option                                      32


                             GAS PURCHASE CONTRACT

      THIS AGREEMENT, made and entered into as of this 2nd day of November 1978, by and between NORTHERN MICHIGAN EXPLORATION COMPANY, (hereinafter referred to as "Seller") and CONSUMERS POWER COMPANY, a Michigan corporation, (hereinafter referred to as "Buyer");

                             W I T N E S S E T H :

      WHEREAS, Seller presently owns or controls or has contractual rights in certain oil and gas leases that cover or relate to portions of the lands embraced within the area described on Exhibit "A", attached hereto and made a part hereof; and
      WHEREAS, Seller desires to sell all gas attributable to its interest which may be produced from said well; and
      WHEREAS, Buyer, a public utility, engaged in the distribution and sale of gas in numerous cities, villages and townships within the State of Michigan, is willing, subject to the terms and conditions hereinafter contained, to purchase the gas that may be produced by Seller from the area described on Exhibit "A";
      NOW, THEREFORE, in consideration of the mutual promises, agreements and undertakings hereinafter set forth, it is hereby agreed by and between Seller and Buyer as follows:

                                   ARTICLE I

                                  DEFINITIONS

      1. The term "gas well gas", unless the context otherwise requires, shall mean that part of the effluent produced from a well classified as a gas well by the regulatory agency having jurisdiction in such matters which remains in the vapor phase after passing such well effluent through a conventional mechanical separator or separators for the separation of liquids and gas.
      2. The term "oil well gas", unless the context otherwise requires, shall mean that part of the effluent produced from a well classified as an oil well by the regulatory agency having jurisdiction in such matters which remains in the vapor phase after passing such well effluent through a conventional mechanical separator or separators for the separation of liquids and gas.
      3. The term "gas", unless the context otherwise requires, shall mean gas well gas or oil well gas or the combination of both.
      4. The term "reserves", unless the context otherwise requires, shall mean the estimated quantities of producible gas in place that remain as of November 2, 1978, in the following types of reservoirs. For gas reservoirs, defined as those subsurface accumulations in which all hydrocarbons are initially in the vapor phase, producible reserves shall be calculated using a recovery factor of 92 percent of hydrocarbon gas in place with no further adjustment for shrinkage due to surface condensation of liquids. For oil reservoirs, defined as those subsurface accumulations in which all hydrocarbons are initially in the liquid phase, producible reserves shall be calculated using a recovery factor of 80 percent of the vaporizable hydrocarbons ("solution gas") in place with no further adjustment for shrinkage due to surface condensation. For associated reservoirs, defined as those subsurface accumulations in which a hydrocarbon vapor phase (gas cap) and a hydrocarbon liquid phase (oil column) co-exist at initial conditions, producible reserves shall be calculated using recovery factors of 92 percent of the hydrocarbon vapor phase (gas cap gas) initially in place and 80 percent of the vaporizable liquid phase ("solution gas') initially in place with no further adjustments for shrinkage due to surface condensation. All reserves shall be estimated using engineering principles generally accepted in the gas industry.
      5. The term "contract year" shall mean a period of twelve (12) consecutive months commencing on January 1st of each year; provided, however, that the first contract year will commence on the date of first delivery of gas hereunder and end on January 1 next following the date of such first delivery.
      6. The term "annual contract quantity" shall mean a quantity of gas well gas equal to the sum of the products obtained by multiplying the contract quantity in effect during a contract year by the number of days for which it was in effect.
      7. The term "well" shall mean an individual completion in an oil or gas reservoir.
      8. The term "Deliverability" shall mean the maximum daily volume of legally producible gas well gas which, in the course of prudent operations (as determined in the sole discretion of Seller), can be delivered to Buyer from the properties covered hereunder.

      9. The term "month" shall mean the period of time beginning at 12:00 noon on the first day of a calendar month and ending at 12:00 noon on the first day of the next succeeding calendar month.
      10. The term "day" shall mean a period of twenty-four (24) consecutive hours beginning at 12:00 noon.
      11.  The term "Mcf" shall mean one thousand cubic feet.
      12.  The term "Bcf" shall mean one billion cubic feet.
      13. The term "tendered" shall mean Seller's commitment of reserves hereunder.

                                   ARTICLE II

                               INITIAL PROCEDURE

      1. Seller agrees that it shall, in the exercise of due diligence, file for all governmental consents and authorizations, if any, necessary for Seller to produce, sell and deliver gas to Buyer in accordance with the terms and provisions hereof. Seller further agrees that it will install or cause to be installed the facilities necessary for Seller to perform its obligations hereunder.
      2. Buyer agrees that it shall, in the exercise of due diligence file for all governmental consents and authorizations, if any, necessary for Buyer to purchase and receive gas hereunder. Buyer agrees to make any required Petitions to the Michigan Public Service Commission within thirty (30) days after the date on which this Agreement has been executed by the parties hereto. If any such necessary governmental consents and authorizations have not been issued to Buyer within one hundred eighty (180) days after application therefor, then Seller may, acting in good faith and not capriciously, by notice to Buyer during the time such condition continues, cancel this Agreement insofar as it pertains to the reserves affected by the lack of such consents and authorizations Buyer further agrees that, subsequent to the receipt of all necessary governmental consents and authorizations, it will proceed with due diligence to install the facilities necessary for Buyer to perform its obligations hereunder.

                                  ARTICLE III

                               COMMITMENT OF GAS

      1. Subject to all of the provisions hereof, Seller commits to the performance of this Agreement all gas reserves in the formations and strata in and under the area described on Exhibit "A" which are above the base of the Niagaran Formation and which are attributable to any interest in such gas now or hereafter owned by Seller.
      Said commitment shall continue in effect until December 31, 1981 and from month to month thereafter unless cancelled by written notice by Seller to Buyer given at least thirty (30) days prior to the time Seller desires to cancel the commitment provided for hereunder. Said cancellation shall apply only to acreage outside of drilling or production units in the area described on Exhibit "A" on the effective date of said cancellation.
      2. Seller, with Buyer's written concurrence, may add acreage to the performance of the foregoing commitment. If Seller elects to so add additional acreage to this Agreement, Seller shall prepare and submit to Buyer a description of the additional acreage and the written acceptance by Buyer of the document containing such description shall constitute Buyer's written concurrence and thereupon Exhibit "A" to this Agreement shall be deemed to have been amended to reflect the additional acreage.
      3. The gas reserves discovered in wells drilled within the area described on Exhibit "A", or on acreage added to this Agreement pursuant to
Section 2 above, shall be determined in accordance with the provisions of
Article IV hereof.

                                   ARTICLE IV

                           DETERMINATION OF RESERVES

      1. Seller shall forthwith furnish Buyer all information and data in Seller's possession which Seller deems nonconfidential that may be required by Buyer for the purpose of estimating the initial amount of reserves, and shortly after furnishing such information Seller shall also submit to Buyer a statement showing Seller's estimate of the initial amount of reserves and the amount of reserves in each gas well gas reservoir then covered hereunder. If Buyer does not object to all or any part of such statement within forty-five (45) days after receipt thereof, Seller's said statement shall be deemed correct for all purposes hereof. If Buyer objects to all or any part of such statement within said forty-five day period, the parties shall promptly meet to attempt to resolve their difference over those portions of such statement to which Buyer has objected. If the parties have not resolved all such portions within thirty
(30) days after Buyer's said objection, then the parties shall submit those portions of the statement still in disagreement to arbitration as provided in
Section 4 of this Article IV. The effective date of the initial determination of reserves pursuant to this Section 1 shall be the date of initial deliveries of gas hereunder or within one hundred twenty (120) days following the tender by Seller of gas reserves to Buyer, whichever is earlier.
      2. From time to time after execution hereof, Seller may discover additional reserves on acreage committed to Buyer pursuant to the provisions hereof. Promptly after the time of each such discovery Seller shall furnish Buyer all available basic data required to estimate the gas reserves discovered and a statement showing the amount of such reserves and the amount of reserves in each gas well gas reservoir as committed. If Buyer does not object to all or any part of such statement within thirty (30) days after receipt thereof, the amount of reserves shown on Seller's said statement shall be added to the then-current amount of reserves, and the total shall be the reserves for all purposes hereunder. If Buyer objects to all or any part of such statement within said thirty-day period, the parties shall promptly meet to attempt to resolve their differences over those portions of such statement to which Buyer has objected. If the parties have not resolved all such portions within thirty
(30) days after Buyer's said objection, then the parties shall submit those portions of the statement still in disagreement to arbitration as provided in
Section 4 of this Article IV. The effective date that such committed reserves, as determined by agreement or arbitration, shall be added to the previously-committed reserves hereunder shall be the first day of the month next following the date of connection of such reserves to Buyer's facilities.
      3. After the initial determination of reserves hereunder, Buyer may make, or Seller may request Buyer to make, at reasonable intervals, a redetermination of the amount of reserves. Upon Buyer's making a redetermination or within thirty (30) days after a request for a redetermination, Buyer shall furnish Seller a statement showing Buyer's estimate of the amount of reserves and the amount of reserves in each gas well gas reservoir then covered hereby. If Seller does not object to all or any part of such statement within thirty (30) days after receipt thereof, Buyer's said statement shall be deemed correct for all purposes hereof. If Seller objects to all or any part of such statement within said thirty-day period, the parties shall promptly meet to attempt to resolve their differences over those portions of such statement to which Seller has objected. If the parties have not resolved all such portions within thirty
(30) days after Seller's said objection, then the parties shall submit those portions of the statement still in disagreement to arbitration as provided in
Section 4 of this Article IV. The effective date of any redetermination of reserves pursuant to this Section 3 shall be the first day of the month following the date of request therefor.
      4. If arbitration is required to resolve any differences over reserves, such dispute shall be submitted to three qualified arbitrators for arbitration, one to be selected by Seller, one to be selected by Buyer and the third arbitrator to be selected by the first two arbitrators. If either Seller or Buyer shall fail to select an arbitrator within ten (10) days after said dispute is provided to be submitted to arbitration hereunder, or if the two arbitrators first selected shall fail to select a third arbitrator within ten
(10) days after the selection of the second of them, then either Seller or Buyer may request the American Arbitration Association to select the arbitrator or arbitrators to complete the board of three. After three arbitrators are selected in accordance with the foregoing, they shall meet, hear the parties with respect to the dispute and arrive at a decision all in accordance with the Rules of the American Arbitration Association. Any decision regarding such dispute which has been agreed in writing by at least two of the said arbitrators shall be final and conclusive and all costs of arbitration hereunder shall be borne equally by Seller and Buyer. All arbitrators appointed pursuant to this section shall be qualified independent engineers experienced in the oil and gas industry and competent to pass on the matter of reserves. A judgment upon the award or decision rendered by the arbitrators may be entered in any Circuit Court having

Jurisdiction; and this arbitration agreement shall be governed by the laws of the State of Michigan.
      5. If, upon the conclusion of any redetermination, Buyer does not have sufficient capacity in its facilities to take the total quantities of gas which it is required to take or pay for under this Agreement, Buyer shall diligently proceed to obtain the governmental consents and authorizations, if any, required to expand the capacity of such facilities. If Buyer has not received all such consents and authorizations within one hundred eighty (180) days after conclusion of the redetermination, then either party, acting in good faith and not capriciously, by notice to the other party given prior to Buyer's receipt of all such consents and authorizations, may cancel this Agreement insofar as it covers gas in excess of Buyer's capacity.
      6. Seller agrees to furnish to Buyer, as it becomes available, all information and data in Seller's possession which Seller deems nonconfidential that may be required by Buyer for the purpose of estimating reserves pursuant to the provisions of this Article IV.

                                   ARTICLE V

                                  RESERVATIONS

      1. Notwithstanding anything to the contrary which may be contained or implied herein, Seller hereby reserves unto itself the following rights with respect to the gas produced from the lands and leaseholds subject to this
Agreement:
      (a) To operate Seller's leaseholds, lands and/or interests therein free from any control by Buyer in such manner as Seller, at Seller's sole discretion, may deem advisable, including without limitation the right, but never the obligation, to drill new wells, to repair and rework old wells, renew and extend, in whole or in part, any leases subject hereto and to abandon any well or surrender any lease, in whole or in part, when no longer deemed by Seller to be capable of producing gas in paying quantities.
      (b) To deliver to Seller's lessors sufficient gas to meet Seller's obligations under its leases.
      (c) To use all gas that Seller may need or require for the development and operation ofSeller's leases subject hereto and other leases in the vicinity thereof, including, but not limited to, the use of gas for fuel, drilling, deepening, reworking, compression, gas lifting, processing, cycling, repressuring, or other secondary recovery operations.
      (d) To sell gas to others for drilling fuel in the vicinity of the leases subject hereto.
      (e) To process gas prior to delivery to Buyer for the extraction of any substance contained therein other than methane (except such methane necessarily removed in such processing); provided, however, that such processing shall not render the residue gas remaining after processing incapable of meeting the quality standards required herein.
      (f) To form or participate in the formation of any unit or units, including, but not limited to, field wide unit or units, which may include all or part of the lands and leaseholds subject hereto;
      provided that this Agreement shall apply to the interest of Seller in such unit or units to the extent such interest is attributable to the lands and leaseholds subject hereto.
      2. The obligations of Seller hereunder are subject to the ability of Seller's well to produce without waste and in accordance with prudent oil and gas field practice, and Seller shall not be required to produce any well in excess of the maximum rate of flow fixed by law or regulatory body or in excess of maximum efficient rate of flow of such well, at Seller's sole discretion.

                                   ARTICLE VI

                                    QUANTITY

      1. Commencing on the date of first delivery of gas hereunder and continuing throughout the term hereof, Seller shall sell and deliver to Buyer, and Buyer shall purchase and take from Seller hereunder, during each day, all of the oil well gas made available for sale by Seller from the properties covered hereby.
      2. Commencing on the date of first delivery of gas well gas hereunder and continuing throughout the term of this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase and take from Seller hereunder, or pay Seller for whether taken or not, during each contract year, a daily contract quantity of gas well gas equal to the sum of the following:
      (a) One million (1,000,000) cubic feet for each two billion, five hundred million (2,500,000,000) cubic feet of gas well gas reserves from gas well gas reservoirs from which less than fifty percent (50%) of the reserves have been produced; and
      (b) One million (1,000,000) cubic feet for each three billion, six hundred and fifty million (3,650,000,000) cubic feet of gas well gas reserves from gas well gas reservoirs other than those described in subsection (a) above.
      3. Buyer agrees, in the absence of force majeure, to purchase and take from Seller, on each day, a quantity of gas well gas sufficient to keep Seller's leases in effect, but not less than one million (1,000,000) cubic feet for each five billion (5,000,000,000) cubic feet of gas well gas reserves as established from time to time pursuant to Article IV hereof.
      4. If Seller fails on any day for any reason other than force majeure to deliver the daily volume of gas well gas requested by Buyer hereunder up to one hundred eleven percent (111%) of the daily contract quantity, then the daily contract quantity for that day shall be reduced to ninety percent (90%) of the volume of gas well gas which Seller delivered on such day.
      5. If Seller fails for any reason other than force majeure to deliver the volumes of gas well gas requested by Buyer up to one hundred eleven percent (111%) of the daily contract quantity for five (5) consecutive days, then, commencing on the first day of the month following the end of the fifth (5th) day of such failure to deliver, and continuing thereafter until adjusted as hereinafter provided, the daily contract quantity of gas well gas shall be reduced to ninety percent (90%) of the average daily volume of gas well gas delivered during such five (5) day period.
      6.  If the daily contract quantity is adjusted downwards as provided in
Section 5 of this Article VI, then Seller shall have the opportunity to restore all or a portion of the daily contract quantity determinable under Section 2 or
Section 3, as the case may be, of this Article VI in the following manner: Not later than three (3) days after Seller has notified Buyer in writing that its inability to deliver gas well gas hereunder has been remedied, Buyer shall, upon twenty-four (24) hours' notice by Buyer to Seller, commence a five (5) day test period, during which time Seller will deliver and Buyer will purchase the Deliverability, but not to exceed one hundred eleven percent (111%) of the daily contract quantity determinable under Section 2 or Section 3, as the case may be, of this Article VI. Commencing on the day following the last day of such test period, the daily contract quantity under Section 2 or Section 3, as the case may be, of this Article VI shall be deemed to be ninety percent (90%) of the average daily volume of gas well gas delivered by Seller during such five (5) day test period.
      If, as a result of such test, the daily contract quantity is not restored to the daily contract quantity determinable under Section 2 or Section 3, as the case may be, of this Article VI, Seller shall not be permitted until three
(3) months following the completion of such test to again request Buyer to conduct a subsequent test unless a reasonable amount of additional development or remedial work has been performed by Seller since the last test, in which case evidence of such work shall be sufficient to permit a request for a subsequent test.
      Upon receipt of notice from Seller that the inability to deliver has been remedied, Buyer may, in lieu of conducting such test, notify Seller that, commencing with the first day following receipt of said notice from Seller, the downward adjustment in daily contract quantity shall no longer be effective.
      7. If the total volume of gas well gas actually purchased and taken by Buyer during any contract year is less than the annual contract quantity for such year, then, within fifteen (15) days following the end of such contract year, Buyer shall pay Seller for any such deficiency at the then-effective price per Mcf hereunder. Buyer shall have the right, during the next five (5) contract years following the contract year in which a deficiency occurred, to take gas well gas paid for but not taken by Buyer hereunder by taking gas well gas in volumes in excess of the annual contract quantities for such years. Any such gas well gas so taken as makeup for gas well gas shall be free of additional cost to Buyer, except that Buyer shall pay Seller the difference between the price paid for gas not taken and the price in effect at the end of the contract year during which gas well gas was made up, plus the tax reimbursement, if any, due under Article XVI.

      8. If withdrawals by other producers from a reservoir or common source of supply containing gas well gas reserves committed hereunder cause drainage of Seller's reserves, Buyer shall be obligated, upon written notice from Seller to Buyer accompanied by sufficient proof of such drainage, to equalize, within the limits of the physical capacity of its facilities, withdrawals of gas well gas from such reservoir and shall thereafter take volumes of gas, well gas from such reservoir so that, during the remaining term of this Agreement, Seller's reserves will be delivered hereunder as if such drainage had not occurred. If the capacity of Buyer's facilities is not sufficient to prevent such drainage, Buyer shall, within thirty (30) days after Seller's said notice, file an application with the governmental authority having jurisdiction for such authorization as may be necessary to accept and transport the quantities of gas well gas necessary to prevent such drainage. Promptly after receipt of such authorization, Buyer shall enlarge its said facilities and thereafter take volumes of gas well gas from such reservoir so that, during the remaining term of this Agreement, Seller's reserves will be delivered hereunder as if such drainage had not occurred. Buyer shall release from this Agreement an amount of gas equal to the volumes which have been drained and which, without such release, would be drained prior to the completion of Buyer's facilities if approval to construct the facilities is not obtained within ninety (90) days after application therefor.
      9. Notwithstanding anything to the contrary contained or implied herein, on any day when deliveries or takes are affected by force majeure and as a result thereof volumes delivered are less than the applicable daily contract quantity, the daily contract quantity hereunder shall be deemed to be the actual volume delivered and purchased on such day.

      10. Notwithstanding the provisions of Section 2 and 3 of this Article VI, Buyer shall not be obligated to take, or pay for if not taken, gas which does not meet the quality specifications set forth in Article XI hereafter.

                                  ARTICLE VII

                                     PRICE

      1. The price to be paid by Buyer to Seller for gas to be sold and purchased under this Agreement, or for which payment is due hereunder, shall be
230.049 cents per Mcf, which price shall remain in effect until January 1, 1979. On January 1, 1979 and thereafter, at the beginning of each subsequent three-month period the price then in effect shall be increased by the following percentage rates:

           Years                             Quarterly Escalation
           -----                             --------------------
                1979                         1.50%
           1980-1981                         1.75%
           1982-1983                         2.00%
           1984-1985                         2.25%
           1986 and thereafter               2.50%

All increases in price shall be calculated to the nearest one thousandth of one cent. The price provided to be paid under the provisions of this Section 1 shall constitute the Contract Price.
      2. Commencing in January, 1986, and in each month thereafter in which the Contract Price exceeds the equivalent value of 1,000,000 BTU's of Number 2 Fuel Oil based on the arithmetic average of the daily price quotations for Number 2 Fuel Oil as reported by "Platts Oilgram Price Service, US Tank Car-Truck Transport Lots, Midcontinent, Detroit," Seller shall refund to Buyer an amount calculated by multiplying the difference between the Contract Price and the equivalent value of 1,000,000 BTU's of Number 2 Fuel Oil, as herein defined, by the volume of gas taken or paid for by Buyer hereunder during the month. For the purpose hereof, a gallon of Number 2 Fuel Oil shall be considered to contain 140,640 BTU's. Notwithstanding the foregoing provisions of this
Section 2, it is understood and agreed that there is hereby established a base price of 390.000 cents per Mcf for the period commencing January 1, 1986, and ending March 31, 1986, which shall increase at the rate of six and one-quarter cents (6.25c.) at the beginning of each three-month period thereafter, commencing April 1, 1986. If the base price so established for any month is in excess of the equivalent value of 1,000,000 BTU's of Number 2 Fuel Oil (calculated as provided above), the base price shall be utilized in lieu of the price equivalent value of 1,000,000 BTU's of Number 2 Fuel Oil for the purpose of determining the amount of refund to be made by Seller to Buyer hereunder.
      3. If, at any time and from time to time, the Federal Energy Regulatory Commission (or any other governmental authority, whether Federal or State, having jurisdiction over the rates to be charged or paid for the sale or purchase of natural gas) shall authorize by order, by settlement, or by other authorization of general applicability (except with regard to (i) emergency sales, (ii) sales of gas made in accordance with optional certificate procedures pursuant to Federal Power Commission Order Nos. 455 and 455-A, including any modification, amendment or replacement of similar import of said Orders, and (iii) sales of gas made by any producer at a price prescribed pursuant to a petition for special relief filed by any such producer), or if any statute shall authorize, a higher rate (whether or not subject to refund) than the rate herein provided to be paid for all or a portion of the gas hereunder, which higher rate is applicable to the geographical area of gas sales under this contract and to other sales or purchases of gas produced in the Lower Peninsula of the State of Michigan (including the adjacent waters of Lakes Michigan and Huron), then the price to be paid by Buyer to Seller for gas delivered or for which payment is due hereunder shall be increased to equal such higher rate, effective as of the date such higher rate is authorized. If any such higher rate is subject to refund pursuant to applicable law, such increased rate under this

Agreement shall also be subject to refund, and if refunds are required with respect to such higher rate, Seller shall make refunds hereunder in the same manner as are applicable to such higher rate; provided, Seller shall not be required to make any refunds hereunder based on rates less than the prices set forth in the foregoing provisions of this Article. If, pursuant to this Paragraph, the price to be paid hereunder is increased, such increased price shall be in effect until a higher price shall become effective hereunder pursuant to this Agreement.
      4. Notwithstanding the foregoing provisions of this Article VII, Buyer shall pay Seller, in lieu of any other price herein provided the greater of the following prices for the gas attributable to royalty and overriding royalty shares, if any, owned by the United States, the State of Michigan, or a political subdivision thereof (hereinafter called "government lease gas"):
          (a) The price provided from time to time by Buyer for gas delivered or for which payment is due hereunder; or
          (b) The price at which Seller is required to account to the United States, the State of Michigan, or a political subdivision thereof, for royalties on the sale of government lease gas.
      5. Buyer and Seller acknowledge that the price per Mcf is related to both the temperature base and the pressure base used for measurement of gas. Therefore, if either the temperature base or the pressure base of this Agreement is, for any reason, modified from the base temperature of sixty degrees (60 degrees) Fahrenheit and/or from the base pressure of 14.73 pounds per square inch absolute, the price provisions of all sections of this Article VII will be adjusted proportionately.
      6. It is the intent of the parties that Buyer shall be permitted to pay and Seller shall be permitted to collect each of the prices provided in this Agreement from time to time. Therefore, each party covenants and agrees it will not, by act or omission, conduct itself in a manner calculated to nullify, cancel, circumvent or minimize the operation of any of the pricing provisions hereof. These covenants and agreements shall extend to and be binding upon each of the parties, their successors, assigns, subsidiaries, parent corporations and affiliated corporations and the directors, officers, employees, agents and attorneys of each of same.

                                 ARTICLE VIII

                             BILLING AND PAYMENT

      1. After deliveries of gas have commenced under this Agreement, Buyer shall, on or before the tenth (10th) day of each month, render to Seller a statement showing the quantity of gas delivered hereunder to Buyer during the preceding month. Not later than the twenty-fifth (25th) day of each month, Buyer shall pay Seller for the gas taken by Buyer during the preceding month.
      2. Each party hereto shall have the right at reasonable hours to examine books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, charge, or computation made pursuant to the provisions of this Agreement. If any such examination reveals an inaccuracy resulting in an error in any billing theretofore made, the necessary adjustments in such billing and payments shall be promptly made.
      3. In the event any adverse claim of any character whatsoever is asserted in respect to any of the gas committed hereunder, Buyer may retain, as security for the performance of Seller's obligations with respect to such claim, the entire purchase price of said gas until Buyer has been satisfied as to the amount of such claim and thereafter up to the amount of such claim, both without interest, until such claim has been finally determined or until Seller shall have furnished bond to Buyer in the amount and with sureties satisfactory to Buyer, conditioned for the protection of Buyer with respect to such claim.

                                   ARTICLE IX

                            DELIVERY POINT OR POINTS

      1. The delivery point or points of all gas provided to be sold and purchased hereunder shall be as follows:

      Oil Well Gas - - -    At the entrance of a meter station to be installed
                            by Buyer at a mutually agreeable location in each
                            field.
      Gas Well Gas - - -    At the entrance of a meter station to be installed
                            by Buyer at or near each well in each field.
      Title to all gas sold hereunder shall pass from Seller to Buyer at said point or points of delivery.
      2. Seller hereby warrants title to all gas sold under this Agreement and the right to sell the same, and that such gas is free and clear from all liens and adverse claims, and that Seller will indemnify, defend and save Buyer harmless from and against all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any or all persons or parties to said gas or to royalties, taxes, license fees or charges with respect thereto, which are a proper charge against Seller, or which may be levied or assessed upon the production of the said gas, the sale thereof to Buyer or upon the operation of Seller's wells.
      3. Seller undertakes and agrees to maintain and be entirely responsible for its ownership in said well, equipment and other facilities up to the point of delivery hereinabove specified and further agrees to hold harmless, indemnify and defend Buyer from and against all expense and liability in any manner connected therewith. Buyer agrees to maintain and be entirely responsible for its meter stations and transmission facilities beyond the above-mentioned point of delivery and that it will hold harmless, indemnify and defend Seller from and against all loss, damage, expense and liability resulting therefrom.

      As between the parties hereto, Seller shall be in control and possession of the gas delivered hereunder and shall be responsible therefor and for any damage or injury caused thereby, in whole or in part, until the same is delivered to Buyer at the said point of delivery, after which delivery Buyer shall be in exclusive control and possession thereof and shall be responsible therefor any injury or damage caused thereby in whole or in part.

                                   ARTICLE X

                                     TERM

      1. This Agreement shall become effective as of the date hereof and unless cancelled earlier pursuant to the other provisions of this Agreement shall remain effective for a period of twenty (20) years from the date of this Agreement.

                                   ARTICLE XI

                                 QUALITY OF GAS

      1. All gas delivered by Seller under the terms of this Agreement shall conform to the following specifications:
      (a) The gas shall be commercially free from dust, gum, gum-forming constituents and liquids and solids which may become separated from gas.
      (b) The water content of the gas shall not exceed five (5) pounds per million cubic feet; provided, however, water content in excess of five
      (5) pounds per million cubic feet will be accepted, if said water content will not occasion any adverse effect on the operation of Buyer's facilities, but in no event shall the water exceed seven (7) pounds per million cubic feet.
      (c) The gas shall not at any time have an oxygen content in excess of one percent (1%) by volume, and Seller shall make every reasonable effort to keep the gas free of oxygen.
      (d) The partial pressure of carbon dioxide shall not exceed 4 psi at a total gas pressure of 100 psig.
      (e) The gas shall not contain more than one quarter (1/4) grain of hydrogen sulphide per one hundred (100) cubic feet. The purity requirement shall be considered as satisfied if a strip of white filter paper, freshly moistened with a solution of one hundred (100) grains of lead acetate in one hundred (100) cubic centimeters' of water is exposed to the gas for one and one-half (1-1/2) minutes in a previously purged apparatus through which gas is flowing at a rate of approximately five
      (5) cubic feet per hour, the gas not impinging from a jet upon the test paper, and after this exposure the test paper is not found distinctly darker than a second paper freshly moistened with the solution and not exposed to the gas. If the gas does not meet the purity requirements determined in the above test, the hydrogen sulphide content shall be determined by a cadmium sulphate quantitative test. The gas shall not contain more than one-half (1/2) grain of mercaptan sulfur per one hundred (100) cubic feet, provided that if the mercaptan sulfur level of Seller's gas causes intolerable odorant conditions, Buyer, after making every reasonable effort to correct said conditions, will notify Seller, which in turn agrees to use its best efforts to alleviate said condition. Failing to alleviate the intolerable condition, the volume of gas causing the intolerable condition which cannot be reasonably treated by Seller nor utilized by Buyer through mixing with other gases will be excluded from those volumes of gas which Buyer is obligated to purchase and take from Seller hereunder or pay Seller for whether taken or not. In no event, however, shall Seller be required to reduce the mercaptan sulfur level below one-fifth (1/5th) grain per one hundred (100) cubic feet.
      (f) The gas shall not contain more than five (5) grains of total sulfur (including the sulfur in any hydrogen sulphide and mercaptans) per one hundred (100) cubic feet.
      (g) The gas shall have a total heating value per cubic foot of not less than one thousand (1,000) British thermal units. The gas shall have a maximum total heating value per cubic foot sufficiently low that the quotient of the total heating value per cubic foot of gas divided by the square root of the specific gravity of the gas does not exceed 1375. The phrase "total heating value per cubic foot" shall mean the number of British thermal units, produced by combustion at constant pressure, of that amount of gas, saturated with water vapor, which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees (60 degrees) Fahrenheit and under a pressure equivalent to that of thirty
      (30) inches of mercury at thirty-two degrees (32 degrees) Fahrenheit and under the standard gravitational force with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of gas in air and when the water formed by combustion is condensed to a liquid state.
      (h) The gas shall be interchangeable as defined in American Gas Association Research Bulletin 36, published in 1946, entitled "Interchangeability of Other Fuel Gases with Natural Gases."

      2. If the gas offered for sale to Buyer fails at any time to conform to any of the specifications of this Article XI, Buyer may notify Seller of any such failure in writing and Seller shall make a diligent effort to correct such failure so as to deliver gas conforming to the above specifications. If after receiving such notice, Seller is unable to deliver gas conforming to the above specifications by treatment consistent with prudent operations and by means which are economically feasible, in Seller's opinion, Buyer may at its option either accept or reject deliveries thereof. If Buyer rejects the gas, such gas shall be released from this Agreement.

                                  ARTICLE XII

                               DELIVERY PRESSURE

      1. Seller shall deliver gas well gas at a pressure sufficient to allow the gas well gas to enter Buyer's facilities at the delivery points hereunder, provided Seller shall not be obligated to deliver gas well gas to Buyer at a pressure in excess of one thousand and fifty (1,050) pounds per square inch gauge. If the well is unable to produce the daily contract quantity applicable to such reservoir against the pressure prevailing in Buyer's pipelines, then Buyer shall promptly reduce such pressures to the extent required to permit the delivery of such quantity from such well; provided, that Buyer shall never be obligated to reduce such pressure below 200 pounds per square inch gauge. If Buyer is required to install compression facilities to effectuate such reduction in pressure, the provision of Article XIV hereof shall excuse Buyer's failure to take such daily contract quantity during the period prior to the completion of the installation of such compression facilities.

                                  ARTICLE XIII

                             MEASUREMENTS AND TESTS

      1.  Standards of measurements and tests:
      (a) The volume of gas delivered hereunder shall be computed in accordance with the methods prescribed in the Gas Measurement Committee Report #3, Natural Gas Department, American Gas Association, as revised and reprinted September, 1969, and any subsequent amendments thereof which are mutually acceptable to the parties hereto. The unit of volume for all purposes hereunder shall be one cubic foot of gas at a base temperature of sixty degrees (60o) Fahrenheit and a base pressure of
      14.73 pounds per square inch absolute.

      (b) The deviation of the gas from the Ideal Gas Laws at the pressures
      and temperatures under    which gas is delivered hereunder, shall be
      determined at the beginning of deliveries hereunder and at intervals of six (6) months thereafter or at such other intervals as may be mutually agreed upon or found necessary in practice. Results of each such determination shall be used in computing the volumes of gas delivered hereunder until the next such determination is made. Such determination shall be made by reference to the Tables on Super Compressibility Factors for Natural Gas, American Gas Association.

      (c) The specific gravity of the gas shall be determined every six (6) months by joint tests or as much oftener as is found necessary in practice. The method of test used shall be by gravity balance or by such other methods as shall be agreed upon by the parties. The regular tests at the first of each six-month period shall determine the specific gravity to be used in the computation for the measurement of gas deliveries during such period or until changed by special tests, the special tests to be applicable from the date made to and including the last day of such period or until further special tests are made.

      (d) The flowing temperature of the gas at the points of delivery shall be determined by means of a recording thermometer of standard make acceptable to both parties, and the arithmetical average of hourly readings during the time gas is flowing each day shall be deemed the gas temperature and used in computing the volumes of gas delivered during such day.

      (e) The heating value of the gas delivered hereunder shall be determined by means of a recording calorimeter using the Thomas Principle of calorimetry or its equal. If neither party elects to install a recording calorimeter so located as to record the heating value of said gas, then the heating value shall be determined by test from samples taken under delivery conditions in one of Buyer's recording calorimeters at Buyer's expense.

      2.  Measurements:

      (a) For the purpose of calculating the volume of gas delivered hereunder and for other purposes of establishing a volume where applicable and in the compilation of such volumes, the atmospheric pressure shall be assumed to be fourteen and four-tenths (14.4) pounds per square inch absolute regardless of the actual atmospheric pressure at which the gas is delivered and measured, unless otherwise established by governmental authority.

      (b) Buyer shall install, maintain and operate at its own expense, equipment of a character and design acceptable to Seller and perform all tests required to accomplish the measurement of volumes, temperatures, specific gravity and heating values, except as provided in
      Section 1(e), of this Article XIII, of the gas delivered hereunder. Such volume measuring equipment shall conform to the specifications contained in the Report designated in

      Section l(a) of this Article XIII. Seller shall have access to such measuring equipment at all reasonable hours, but the calibrating and adjusting thereof and changing of charts shall be the responsibility of Buyer. Upon request of Seller, all volume, specific gravity, and temperature charts used in the measurement of gas hereunder shall be mailed or delivered to Seller for checking and calculating. Such charts shall be mailed or returned to Buyer within thirty (30) days after receipt thereof by Seller.

      (c) Seller may install, maintain and operate such check measurement equipment as it may desire, but same shall not interfere in any way with the operation of Buyer's measurement equipment hereunder. All calibrating and adjusting of Seller's meters and changing of charts shall be done by Seller.

      (d) Buyer and Seller shall each have the right to be present at the time of installing, testing, cleaning, changing, repairing, inspecting, calibrating or adjusting done in connection with the measuring equipment of the other which is used in measuring deliveries hereunder; and the party which is planning to conduct such operations shall give the other party at least ten (10) days' prior notice thereof in order that it may be present.

      (e) If, for any reason, Buyer's measuring equipment is out of service or out of repair so that the quantity of gas is not correctly indicated by the reading thereof, the gas delivered during the period such measuring equipment is out of service or repair shall be estimated and agreed upon on the basis of the best data available, using the first of the following methods which is feasible:

                 i. By using the registration of any check measuring equipment if installed and accurately registering; or
                 ii. By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculations; or
                 iii. By estimating the quantity of deliveries by comparison with deliveries during preceding periods under similar conditions when the meter was registering accurately.

      (f) The accuracy of the measuring equipment at the point of delivery shall be tested at reasonable intervals of not less than once a month and whenever requested by Buyer or Seller. If any such test shall be requested by Seller and, upon such test, the measuring equipment in question shall be found to be registering correctly, the cost of such test shall be charged to and borne by Seller; otherwise, the cost of all such tests shall be borne by Buyer.

      (g) If, upon any test, the measuring equipment in the aggregate is found to be inaccurate by two percent (2%) or less, previous readings of such equipment shall be considered correct in computing the deliveries of gas hereunder, but such equipment shall be immediately adjusted to record accurately. If, upon any test, the measuring equipment shall be found to be inaccurate by more than two percent (2%), then and in that event any previous readings of such equipment and any payments based on such previous readings of such equipment and any payments based on such previous readings, shall be corrected to zero error for any period is not definitely known or agreed upon, but, if the period is not definitely known and agreed upon, such corrections shall be for a period covering the last half of the time elapsed since the last test. (h) Buyer shall preserve or cause to be preserved for a period of at least six (6) years all test data, charts, or other similar records for the mutual use of both parties.

                                  ARTICLE XIV

                                 FORCE MAJEURE

      1. If either Buyer or Seller is rendered unable, wholly or in part, by force majeure or any other cause of any kind not reasonably within such party's control to perform or comply with any obligation or condition of this Agreement, upon giving notice and reasonably full particulars to the other party such obligation or condition shall be suspended during the continuance of the inability so caused and such party shall be relieved of liability and shall suffer no prejudice for failure to perform the same during such period; provided, obligations to make payments then due for gas delivered hereunder shall not be suspended and the cause of suspension (other than strikes or lockouts) shall be remedied so far as possible with reasonable dispatch. Settlement of strikes and lockouts shall be wholly within the discretion of the party having the difficulty. The term "force majeure" shall include, without limitation by the following enumeration, acts of God and the public enemy, the elements, fire, flood, accidents, breakdowns, permits (including any necessary authorizations from the Michigan Public Service Commission), strikes and any other industrial, civil or public disturbances, and any laws, orders, rules, regulations, acts or restraints of any government or governmental body or authority, civil or military.

                                   ARTICLE XV

                      LAWS, ORDERS, RULES AND REGULATIONS

      1. The performance by either party of any and all of the obligations set forth in the Agreement shall be subject to all valid and applicable laws, orders, rules and regulations of any duly constituted authority having jurisdiction. Either party shall have the right to contest the validity of any such law, order, rule or regulation and the acquiescence or compliance therewith for any period of time shall not be construed as a waiver of such right.
                                  ARTICLE XVI

                                     TAXES

      1. Except as hereinafter provided, Seller agrees to pay or cause to be paid all taxes imposed upon gas prior to its delivery to Buyer hereunder or upon any occupation or privilege relating to the production, sale or delivery of such gas to Buyer. Buyer agrees to pay or cause to be paid all taxes imposed on such gas after its receipt by Buyer, or upon any occupation or privilege relating to the transmission or sale of such gas after its receipt by Buyer.
      2. If at any time after the date of this Agreement, there is imposed upon Seller any new tax or increased rate of existing taxes, then, from and after the date of imposition of such new or additional taxes, Buyer shall reimburse Seller one hundred percent (100%) of the calculated amount of such new or increased tax or taxes imposed on Seller. As used herein the term "tax" shall mean sales, transaction, occupation, service, production, severance, gathering, transmission, value added, export or excise tax, assessment or fee levied, assessed or fixed by governmental authority, and taxes of similar nature or equivalent in effect (not including income, payroll, excess profits, capital stock, franchise or general property taxes). Such reimbursement shall apply to the royalty interest as well as the working interest provided that Seller passes such reimbursement on to such royalty interest.
Any present or future tax levied on any liquid product which Seller is entitled to retain shall be borne wholly by Seller.
      3. If Seller receives written notice from Buyer that questions the validity of any additional or supplemental tax, Seller will consult with Buyer as to the best procedure to be followed in the payment of the questioned tax and the means of testing its validity, having due regard for the protection of the interests of both Seller and Buyer. Following such consultation, each party will pursue the course of action it deems proper.
      4. If Seller fails, refuses or neglects to pay any excise tax imposed by governmental authority upon or by reason of any of Seller's operations in connection with the gas provided to be sold and purchased hereunder and a lien shall be filed by such governmental authority as a result thereof, then Buyer shall have, and Seller hereby expressly gives it, the right to withhold the amount of money necessary to discharge such lien from the amounts payable to Seller by Buyer until final judicial determination.

                                  ARTICLE XVII

                                   ASSIGNMENT

      1. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no assignment of interest under this Agreement, conveyance, transfer of any interest or change of ownership by either party shall be binding upon the other party until such other party has been furnished with a written notice evidencing such assignment, conveyance, transfer of interest or change of ownership.

                                 ARTICLE XVIII

                                    NOTICES

      1. Any notice, request, demand, statement or payment provided for in this Agreement shall be sent to the parties hereto at the following:

           BUYER:                 Consumers Power Company
                                  212 West Michigan Avenue
                                  Jackson, Michigan 49201
                                  Att:  Director of Oil and Gas Supply

           SELLER:                Northern Michigan Exploration Company
                                  One Jackson Square
                                  P.O. Box 1150
                                  Jackson, Michigan 49204

to such other address which may be designated by either party.

                                  ARTICLE XIX

                                    GENERAL

      1. Seller represents that the gas committed by it hereunder has not been previously, nor is it now dedicated in interstate commerce, and Seller specifically agrees that it will not commingle gas covered hereby with any gas to be used or consumed in or transported into any state other than the State of Michigan prior to delivery of such gas to Buyer hereunder. Buyer agrees it will only transport, or cause to be transported, gas purchased from Seller hereunder to markets located in the State of Michigan and that none of the gas purchased from Seller will be used or consumed in or transported into any state other than the State of Michigan, and that none of the gas purchased from Seller hereunder will be commingled with any gas to be used or consumed in, or transported out of or into, any state other than the State of Michigan.
Buyer's and Seller's agreements expressed in the preceding sentences of this
Section 1 constitute a large measure of the consideration for each party's entering into this Agreement. Therefore, violation of these agreements will constitute an irreparable injury to the other party, and such other party shall be entitled to injunctive relief and all other relief, in law and in equity, to which it may be entitled including, but not limited to, cancellation of this Agreement and, further, notwithstanding assignment by a party of its rights under this Agreement, the party in default shall nevertheless remain liable to the other party for any injury, damage or expense such other party may sustain by reason of a breach of such agreement even by an assignee hereof, immediate or remote. The provisions of this Section 1 shall not be waived by Seller except by written notice to Buyer.
      2. Seller grants to Buyer, so far as Seller has the right so to do, rights-of-way on the lands described on Exhibit "A" acquired by Seller as lessee for Buyer's pipelines and other equipment, as may be necessary, with full right of ingress and egress to and from said premises, and the further right to do thereon acts necessary or convenient for the carrying out of the terms of this Agreement. All pipelines and equipment placed on the lands described in this Section 2 by Buyer shall be and remain its property and be subject to removal by it at any time. Buyer agrees to indemnify and hold Seller harmless from any cost, injury, claim or damage caused by or arising out of the installation, operation or presence of Buyer's facilities on said lands.
      3. The failure of any party hereto to exercise any right granted hereunder shall not impair nor be deemed as a waiver of such party's privilege of exercising such right at any subsequent time or times.
      4. All headings appearing herein are for convenience only, and shall not be considered a part of this Agreement for any purpose or as in any way interpreting, construing, varying, altering, or modifying this Agreement or any of the provisions hereof.
                                   ARTICLE XX

                                     OPTION

      1. It is expressly understood and agreed that, commencing with the date on which it is determined that at least seventy-five percent (75%) of the gas reserves attributable to any gas well gas field subject to this Agreement has been produced and extending throughout the remaining term of this Agreement, Buyer shall have the exclusive right and option, with respect to each such field, to purchase from Seller, all of Seller's right, title and interest to the extent that same are assignable, in and to: (a) any and all oil and gas leases owned or controlled by Seller which cover those lands embraced within the boundaries of such gas well gas field insofar as such leases cover or relate to the Niagaran formation; (b) all rights and interests heretofore or hereafter acquired by Seller for the storage of gas in such formation within the drilling unit; (c) all interests of Seller in and to the wells located on the above-mentioned lands which are drilled and completed in the Niagaran formation and which Seller elects to assign to Buyer. If Seller elects not to sell a well or wells in said field and if said well or wells have been completed in the Niagaran formation, then Seller agrees to isolate said well or wells at Seller's expense, from the Niagaran formation.
      2. For the purpose of this Article XX, the determination of the remaining gas reserves attributable to each gas well gas field subject to this Agreement shall be as follows:
      (a) Prior to production from each such field and on an annual basis thereafter for three years, Seller shall measure in each well therein the stabilized static reservoir pressure or determine the extrapolated reservoir pressure from a conventional Horner type pressure build-up analysis. Following the third year, measurements shall be made at mutually acceptable time intervals; however, at no time shall well off-line times resulting from abovesaid pressure measurements be counted as force majeure and result in a reduction in the annual contract quantity to be purchased by Buyer. Measurements, whenever possible, shall be conducted at times when wells are shut-in for reasons so as not to reduce production. Seller shall give Buyer sufficient advance notice each time that Seller determines the reservoir pressure of said wells as aforesaid, and Buyer shall, at its election, have the right to be present each time such pressures are being recorded.
           Within thirty (30) days after Buyer exercises its option hereunder Seller shall make the final pressure recording as to each gas well and Buyer and Seller shall determine the total original gas reserves in place in each separate gas field where an option has been exercised by Buyer, by plotting reservoir pressures divided by compressibility factor (P/Z) versus production and extending a straight line down to a reservoir pressure of zero psia. Such straight line will be drawn through P/Z-production points as of the respective dates during the period commencing prior to production and the time that the above-mentioned test has been made after Buyer exercises its option hereunder. The date on which the above stated determination of original gas reserves is made shall, for purposes of this Agreement, be known as the "Determination Date". The production figure to be utilized as the abscissa for each of the said P/Z-production points for each separate gas field will be the total volume of gas produced from each separate gas field during the period immediately prior to production and the end of each of said dates respectively. The pressure (P) to be utilized as the ordinate for each of the said P/Z-production points for each separate gas field shall be either the arithmetical average or volumetric average, as mutually agreed upon, of the bottomhole pressure of each well in the gas field. The bottomhole pressure to be taken under the aforesaid conditions and utilized in the manner prescribed above shall be obtained in each separate gas field at a subsea depth which is at or near the midpoint of the gas pay section in each separate gas field, such depth to be agreed upon by both parties.

      (b) The compressibility factors (Z) to be utilized in determining each such ordinate shall be the compressibility factors of natural gas produced from each of the separate gas fields at the pressures (P) utilized in determining each such ordinate with temperature conditions of each separate gas field measured at the subsea depths mentioned above and taken immediately prior to production from each separate gas field, as read from the Table on page 710 of Handbook of Natural Gas, written by D.
      L. Katz, et al, using critical temperature (Tc) and critical pressure
      (Pc) to be determined as follows:

                i. A gas sample shall be taken from each separate gas field. The chemical analysis of the said gas sample shall be applied in the manner described in Table 4-8 on page 108 with the critical constants from Table A-1 on page 708 of the aforementioned Handbook.

                Notwithstanding the foregoing, if any of the separate gas fields enters and passes through a period of production known as "retrograde condensation" all P/Z-production points during the period shall be ignored. If the P/Z-production points actually used in the reserve determinations do not form a straight line, the line to be drawn through said points shall be determined by the application of the least squares method.
                 It is understood, however, that another engineering reserve determination method may be used if more appropriate and accurate than the method set forth above.
      (c) The gas reserves remaining in the gas well gas field as of the Determination Date will then be calculated by subtracting the actual cumulative production from the field as of such date from the total original gas reserves therein. The remaining gas reserves as calculated are hereinafter called the "remaining reserves".

      (d) A portion of the remaining reserves will then be allocated to each producing unit embraced in whole or in part within the boundaries of said gas field which, on the Determination Date, has a well thereon that is entitled to a Field Rating Percentage by the Michigan Public Service Commission. This portion will be determined by multiplying the remaining reserves by the Field Rating Percentage for each such well as established by the Proration Schedule of the Michigan Public Service Commission in effect on the Determination Date or, if such Proration Schedule does not reflect all reworking and additional drilling completed in said gas field prior to the Determination Date, by the first Proration Schedule thereafter issued by the Michigan Public Service Commission which does reflect such reworking and drilling, provided, however, that in the event a new well or wells to test the field are commenced to be drilled, but not completed, prior to the Determination Date, and such well or wells when completed are capable of producing gas from the said field in such quantities as to entitle the same to have a Field Rating Percentage established therefor by the Michigan Public Service Commission, the remaining reserves will be allocated to each producing unit on which such new well or wells are drilled, by multiplying the said remaining reserves by the Field Rating Percentage for each well on such units as established by the first Proration Schedule of the Michigan Public Service Commission which reflects all reworking and additional drilling in said gas well gas field completed prior to the Determination Date and the said new well or wells completed after the Determination Date.
           Notwithstanding the foregoing, if, prior to the Determination Date, any well in said gas field loses its eligibility for a Field Rating Percentage by the Michigan Public Service Commission as a result of being reworked, and a new well to replace the well which has lost its eligibility has not been commenced prior to the Determination Date on the producing unit on which the well losing its eligibility is located, the Proration Schedule which is provided to be used under the foregoing provisions of this Section 2(d) shall be recomputed to include a Field Rating Percentage for the well which has lost its eligibility, said recomputation to be made as though such well had not been reworked in accordance with the formula upon which such Proration Schedule is predicated. The Proration schedule, as so modified, will be used for the allocation of remaining reserves hereunder, including an allocation to the producing unit on which the well which has lost its eligibility is located. In the event any well in said gas well gas field loses its eligibility for a Field Rating Percen-tage as aforesaid, and a new well is commenced prior to the Determination Date on the producing unit on which the well losing its eligibility is located, the drilling of such new well shall have the same effect under the foregoing provisions of this Section 2(d) as the drilling of any other well prior to the Determination Date.
           In addition, if the Proration Schedule provided to be used under the provisions of this Section 2(d) for the allocation of the said remaining reserves reflects wells reworked or commenced after the Determination Date, such Proration Schedule, recomputed in accordance with the foregoing, if such be the case, shall be recomputed as though such reworking had not occurred or such wells had not been drilled in accordance with the formula upon which said Proration Schedule is predicated. The Field Rating Percentage contained in such Proration Schedules, recomputed as aforesaid shall be used for the allocation of remaining reserves hereunder in lieu of the percentages contained therein prior to any recomputation provided to be made in accordance with the foregoing provisions of this Section 2(d).

      (e) The respective portions of the remaining reserves allocated to the above mentioned producing units which, computed on the basis of surface acreage, are attributable to interests of Seller therein will then be totaled. The resultant gas reserve figure shall then be adjusted either upward or downward, as the case may be, by the total underage or overage in gas production which is attributable to Seller's interest as of the Determination Date, shown by the records of the Michigan Public Service Commission which will be brought up to date by the use of Buyer's daily meter charts, if necessary.
      (f) Buyer shall calculate the remaining reserves referred to in this
      Section 2, in accordance with the terms and provisions thereof as soon after the Determination Date as practicable, and shall furnish Seller with a written statement of such reserves promptly after it is made. If Seller fails to give Buyer written notice that Seller questions such reserves within thirty (30) days after Seller's receipt thereof, it shall be conclusively presumed that Seller agrees therewith. If, within such thirty-day period, Seller notifies Buyer that it questions said determination, Buyer and Seller together shall calculate the same in the manner set forth in this Section 2.
           If, within thirty (30) days after Seller notifies Buyer that Seller questions such determination, Buyer and Seller are unable to a agree thereon, said determination shall be determined by arbitration as provided in Section 4 of Article IV. All arbitrators appointed pursuant to Section 4 of Article IV shall be qualified independent engineers, experienced in the oil and gas industry and competent to pass upon the matter of gas reserves. All costs of arbitration pursuant to the terms and provisions hereof shall be borne equally by Buyer and Seller.

      3. If, for any gas well gas field or fields, Buyer desires to exercise the option herein granted, Buyer shall do so by giving written notice thereof to Seller designating such field or fields and thereafter, in accordance with the terms and provisions of Section 1 and Section 4 of this Article XX, Seller shall assign to Buyer, by instrument or instruments satisfactory to Buyer, all of Seller's right, title and interest in and to all oil and gas leases, storage right and interests, and wells. The assignments, except for the oil and gas leases and the storage rights assigned thereunder, shall be with warranty of title and all wells assigned thereby shall be free and clear of all claims, liens and encumbrances. Such written notice shall include a statement of Buyer's plan to convert such field or fields to gas storage reservoir use.
      In full consideration of such assignments, Buyer shall, simultaneously with the execution and delivery thereof to Buyer, pay to Seller an amount equal to the value attributable to Seller's interest in (1) the estimated quantities of the original gas in place less the cumulative production from such reservoir at the price then in effect under Sections 1 or 2 as the case may be, of
Article VII of this Agreement, and (2) fifty percent (50%) of Seller's actual original cost for drilling and equipping each well sold, as shown in Seller's accounting records, which is producing or is capable of producing at the time of Buyer's exercise of its option.
      As further consideration for the transfer and conveyance by Seller to Buyer of all of Seller's properties, rights and interests in said gas field, Buyer shall pay Seller for the remaining commercially recoverable crude oil and/or lease condensate reserves, if any, at a price equal to Seller's lease tank revenue per barrel less Seller's average cost for the previous six months to produce a barrel of crude oil and/or lease condensate from such field. If the parties are unable to agree on such average cost, Seller shall either provide Buyer such records to indicate such average cost or shall accept payment of fifty-five percent (55%) of the then current lease tank revenue per barrel for each barrel of said reserves. Buyer and Seller shall determine, by establishing standards and procedures which are acceptable to both parties, the amount of such remaining commercially recoverable crude oil and/or lease condensate reserves. If, for any reason, Buyer or Seller are unable to agree upon the remaining commercially recoverable crude oil and/or lease condensate reserves, then such reserves shall be determined by arbitration as provided in Section 4 of Article IV. All arbitrators appointed pursuant to Section 4 of
Article IV shall be qualified independent engineers, experienced in the oil and gas industry and competent to pass on the matters of crude oil and/or condensate reserves. All costs of arbitration pursuant to the terms and provisions hereof shall be borne equally by Buyer and Seller.
      The payments provided to be made by Buyer to Seller under this Article XX shall be made simultaneously with the assignments by Seller to Buyer of the properties, rights and interests referred to herein.
      4. Within twenty (20) days after exercise of the option referred to in this Article XX, Seller shall deliver to Buyer all abstracts and other documents that Seller has which evidence Seller's title to, and extent of ownership of, the property and interests referred to in the notice exercising said option. Buyer shall have one hundred twenty (120) days after receipt of such abstracts and documents to examine the same or cause the same to be examined and to notify Seller in writing of Buyer's approval or disapproval of the extent of Seller's ownership of the property and interests involved and Seller's title thereto. In the event Buyer approves Seller's title and extent of ownership, the assignment provided to be made in this Article XX shall be made by Seller to Buyer within fifteen (15) days after receipt of said approval notice. In the event Buyer does not approve of Seller's title and extent of ownership, Buyer shall specify its objections in the disapproval notice and shall, within thirty (30) days after the date of such disapproval notice, give Seller written notice of those of the above mentioned oil and gas leases, wells and other property, rights and interests Buyer desires to have assigned to it by Seller and Seller shall, within fifteen (15) days thereafter, make the necessary assignment in accordance with the provisions of this Article XX.
      It is expressly understood and agreed that Buyer shall return all abstracts to Seller within a reasonable time and shall retain all other documents fur-nished by Seller to Buyer hereunder covering any oil and gas leases, wells and other properties and interests assigned by Seller to Buyer hereunder.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate counterparts, each of which is an original and all of which are identical, as of the day and year first above written.


WITNESS:                                     NORTHERN MICHIGAN EXPLORATION COMPANY
/s/ John T. McDonald                         By /s/ R. J. Burgess
---------------------------------               -----------------------------------
                                                         R. J. Burgess
                                                         Vice President
                                                   Executed at Jackson, Michigan
/s/ Gerald F. Beaudoin                             November 2, 1978 at 12:55 p.m. EST
---------------------------------




                                             CONSUMERS POWER COMPANY


/s/ J. R. Biek                               By /s/ R. J. Odlevak
---------------------------------               -----------------------------------
                                                         R. J. Odlevak
                                                         Vice President
                                                   Executed at Jackson, Michigan
/s/ Gerald F. Beaudoin                             November 2, 1978 at 11.34 a.m. EST
---------------------------------

                                ACKNOWLEDGEMENT

STATE OF MICHIGAN      )
                       ) ss
COUNTY OF JACKSON      )

      Before me, the undersigned, a Notary Public within and for said County and State, on this 2nd day of November, 1978, personally appeared R. J. Burgess, to me known to be the identical person who executed the within and foregoing instrument as Vice President for NORTHERN MICHIGAN EXPLORATION COMPANY, a corporation, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of NORTHERN MICHIGAN EXPLORATION COMPANY, a corporation, for the uses and purposes therein set forth.
      In testimony whereof, I have hereunto set my hand and official seal the day and year last above written.



                                   /s/ Gerald L Williams
                                   -------------------------------------
                                   Notary Public, Jackson County, Michigan
                                   My commission expires: 11/7/79

STATE OF MICHIGAN      )
                       ) ss
COUNTY OF JACKSON      )

      Before me, the undersigned, a Notary Public within and for said County and State, on this 2nd day of November, 1978, personally appeared R. J. Odlevak, to me known to be the identical person who executed the within and foregoing instrument as Vice President for CONSUMERS POWER COMPANY, a corporation, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of CONSUMERS POWER COMPANY, a corporation, for the uses and purposes therein set forth.
      In testimony whereof, I have hereunto set my hand and official seal the day and year last above written.



                                   /s/ Winifred G. Mills
                                   -------------------------------------
                                   Notary Public, Jackson County, Michigan
                                   My commission expires:  10/20/81

                                  Exhibit "A"

      Attached to and made apart of Gas Purchase Contract dated as of November 2, 1978 between NORTHERN MICHIGAN EXPLORATION COMPANY (Seller) and CONSUMERS POWER COMPANY (Buyer).
                               Area of Dedication

      1.  Belknap Township - T34N-R5E Presque Isle County, Michigan
      2.  Bismark Township - T34N-R4E Presque Isle County, Michigan